EXHIBIT 99.2

AMENDMENT

TO THE

EQT CORPORATION 2020 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the EQT Corporation 2020 Long-Term Incentive Plan (the “Plan”) is hereby made as of April 20, 2022.

AMENDMENT

1.       Effective Date. This Amendment shall be effective as of the date of approval by the majority of the shareholders of EQT Corporation, a Pennsylvania corporation (the “Company”, and such date of approval, the “Effective Date”). For the avoidance of doubt, if such shareholder approval does not occur during the Company’s 2022 annual shareholder meeting, this Amendment shall be null and void ab initio and of no force and effect.

2.      Authority to Amend the Plan. Pursuant to Section 10 of the Plan, the Board may amend the Plan, subject to approval of the shareholders of the Company, to increase the number of Shares available under the Plan.

3.      Amendment to the Plan. Section 4.01 of the Plan is hereby amended by deleting the first sentence of such section in its entirety and replacing such sentence with the following, in order to increase the number of shares of Common Stock reserved for issuance with respect to Awards:

“The maximum number of Shares that may be issued in respect of Awards granted under this Plan shall be (i) 18,000,000 Shares, plus (ii) any Shares that remained available for issuance under the Plan as of immediately prior to the Effective Date, plus (iii) any Returning Shares (as defined below), subject to adjustment as provided in Section 8 (collectively, the “Share Reserve”).”

4.      Effect of the Amendment. Except as expressly amended hereby, the Plan shall remain in full force and effect. Any reference to the Plan contained in any notice, request or other document executed concurrently with or after the Effective Date shall be deemed to include this Amendment, unless the context shall otherwise require.

5.       Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (without reference to any choice of law rules that would require the applicable of the laws of any other jurisdiction).

6.       Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this amendment for any other purposes.

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